Exhibit 99.1

FOR IMMEDIATE RELEASE

July 25, 2005

CenterState Banks of Florida, Inc. Announces

Second Quarter 2005 Operating Results

Increase in quarterly dividend

Declaration of third quarter dividend

WINTER HAVEN, FL. – July 25, 2005 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the second quarter 2005 of $1,432,000, up 77%, compared to $808,000 earned in the second quarter of 2004. Earnings per share for the current quarter was $0.33, up 43%, compared to $0.23 for the year ago quarter.

Net income for the six month period ending June 30, 2005 was $2,694,000, or $0.63 per share, compared to $2,561,000, or $0.73 per share ($1,411,000, or $0.40 per share exclusive of the one time gain on sale of branches that occurred in February 2004), for the same period last year. Condensed consolidated income statements (unaudited) for the three and six month periods ending June 30, 2005 and 2004, and a reconciliation between net income and net income exclusive of gain on sale of branches, are presented below. All per share data is presented herein on a diluted basis.

Condensed Consolidated Income Statements (unaudited)

amounts in thousands of dollars (except per share data)

	Three months ended June 30,		Increase (decrease)%
	2005	2004
Net interest income	$6,817	$5,097	$1,720	33.7%
Provision for loan losses	(255)	(240)	(15)	6.3%

Net interest income after loan loss provision	6,562	4,857	1,705	35.1%
Non interest income	1,310	1,247	63	5.1%
Non interest expense	(5,583)	(4,824)	(759)	15.7%

Income before income tax	2,289	1,280	1,009	78.8%
Income tax expense	(857)	(472)	(385)	81.6%

NET INCOME	$1,432	$808	624	77.2%

EPS (diluted)	$0.33	$0.23	$0.10	43.5%

Condensed Consolidated Income Statements (unaudited)

And reconciliation between net income and net income exclusive of gain on sale of branches amounts in thousands of dollars (except per share data)

	Six months ended June 30,		Increase (decrease)%
	2005	2004
Net interest income	$13,090	$10,002	$3,088	30.9%
Provision for loan losses	(540)	(675)	135	(20.0)%

Net interest income after loan loss provision	12,550	9,327	3,223	34.6%
Non interest income	2,651	2,481	170	6.9%
Gain on sale of branches	—	1,844	(1,844)	n/a
Non interest expense	(10,904)	(9,580)	(1,324)	13.8%

Income before income tax	4,297	4,072	225	5.5%
Income tax expense	(1,603)	(1,511)	(92)	6.1%

NET INCOME	$2,694	$2,561	$133	5.2%

NET INCOME	$2,694	$2,561	$133	5.2%
Gain on sale of branches, net of tax of $694	—	(1,150)	1,150	n/a

Net income exclusive of gain on sale of branches	$2,694	$1,411	$1,283	90.9%

EPS (diluted)	$0.63	$0.73	$(0.10)	(13.7)%
Gain on sale of branches, net of tax of $0.20 per share	—	(0.33)	0.33	n/a

EPS (diluted) exclusive of gain on sale of branches	$0.63	$0.40	$0.23	57.5%

During the six month period ended June 30, 2005, total assets grew by 10% to $830,042,000. The organic growth rate (i.e. exclusive of the net proceeds received from the June 24, 2005 public offering) was approximately 6%. During this same period, loans grew by $46,463,000 or 10.5%, and deposits grew by $26,923,000 or 4%. The loan to deposit ratio at June 30, 2005 was 71% compared to 68% as of March 31, 2005 and 67% as of December 31, 2004. The net interest margin for the quarter ended June 30, 2005 was 3.75% compared to 3.43% for the comparable quarter in 2004, and compared to 3.58% for the quarter ended March 31, 2005. Annualized return on average assets (“ROA”) was 0.72% for the quarter ended June 30, 2005 compared to 0.50% for the same quarter last year, and compared to 0.66% for the quarter ended March 31, 2005. Presented below are condensed consolidated balance sheets as of June 30, 2005 and December 31, 2004.

Condensed Consolidated Balance Sheets (unaudited)

amounts in thousands of dollars

	6/30/2005	12/31/2004	increase (decrease)%
Cash and due from banks	$42,727	$27,306	$15,421	56.5%
Fed funds and money market	70,229	62,809	7,420	11.8%
Investments	197,010	191,400	5,610	2.9%
Loans	487,468	441,005	46,463	10.5%
Allowance for loan losses	(6,169)	(5,685)	(484)	8.5%
Other assets	38,777	36,944	1,833	5.0%

TOTAL ASSETS	$830,042	$753,779	$76,263	10.1%

Deposits	$686,553	$659,630	$26,923	4.1%
Other borrowings	50,598	34,627	15,971	46.1%
Other liabilities	2,328	1,738	590	33.9%
Minority interest	120	120	—	—%
Stockholders’ equity	90,443	57,664	32,779	56.8%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$830,042	$753,779	$76,263	10.1%

The Company’s credit quality remains good. Net charge-offs for the six month period ending June 30, 2005 was $56,000 compared to $48,000 for the comparable period last year. Allowance for loan losses was $6,169,000 at June 30, 2005, or 1.27% of loans outstanding, compared to $5,685,000 at December 31, 2004, or 1.29% of loans outstanding. Nonperforming assets, which the Company defines as (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent and are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets that is not real estate, was $941,000 at June 30, 2005, compared to $1,305,000 at December 31, 2004. Nonperforming assets as a percentage of total assets was 0.11% at June 30, 2005, compared to 0.17% at December 31, 2004. The ratio of allowance for loan losses to nonperforming assets was 656% at June 30, 2005, compared to 436% at December 31, 2004.

The Company has also increased its quarterly dividend from $0.06 to $0.07 per share. At the Company’s July board meeting, the board declared a quarterly dividend of $0.07 per share payable on September 30, 2005 to shareholders of record as of the close of business September 15, 2005.

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with twenty-one full service locations and four mini-locations in seven counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Michael Acamparo, at Advest, Inc. (866-273-6661), Chris Cerniglia, at Ryan Beck & Co (800-793-7226) or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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